Silver Triangle Building
25505 West Twelve Mile Road, Suite 3000
Southfield, MI 48034-8339
(248) 353-2700
www.creditacceptance.com

NEWS RELEASE

FOR IMMEDIATE RELEASE

Date: April 21, 2006

Investor Relations: Douglas W. Busk
Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

Pink Sheets Symbol: CACC

CREDIT ACCEPTANCE CORPORATION ANNOUNCES
RELISTING ON THE NASDAQ NATIONAL MARKET

Southfield, Michigan – April 21, 2006 – Credit Acceptance Corporation (Pink Sheets: CACC) (the “Company”) announced today that Nasdaq has approved its application for relisting its common stock on the Nasdaq National Market. The Company expects trading in its common shares to begin on the Nasdaq National Market on Wednesday, April 26, 2006 under the symbol “CACC”.

Description of Credit Acceptance Corporation

Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history. Our product is offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.

Without our product, consumers may be unable to purchase a vehicle or they may purchase an unreliable one, or they may not have the opportunity to improve their credit standing. As we report to the three national credit reporting agencies, a significant number of our customers improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the Pink Sheets under the symbol CACC. For more information, visit creditacceptance.com.